WYNN RESORTS AND SOCIETE DES BAINS DE MER OF MONACO ENTER INTO
                   PREVIOUSLY ANNOUNCED STRATEGIC ALLIANCE.

Las Vegas and Monaco - June 20, 2003 - Wynn Resorts, Limited (Nasdaq:WYNN) and Societe des Bains de Mer (Paris:BAIN.PA) today announced that, having obtained the approval of the Government of the Principality of Monaco, they have entered into a previously announced strategic alliance. The strategic alliance includes an exchange of management expertise and the development of cross-marketing initiatives between Wynn Resorts and SBM. As part of the agreement, Wynn Resorts has completed the sale of 3,000,000 shares of Wynn Resorts common stock to SBM for US$45.0 million, representing approximately 3.6% of the outstanding shares of Wynn Resorts. In return, SBM has agreed, subject to certain exceptions, to refrain from transferring its shares prior to April 1, 2005, and will be entitled to certain registration rights thereafter.

Societe des Bains de Mer, since 1863, has the exclusive rights to operate casinos in the Principality of Monaco. The company owns and operates Le Casino de Monte-Carlo, Le Cafe de Paris, and Sun Casinos, the Hotel de Paris, the Hotel Hermitage, the Monte Carlo Beach Hotel, the Centre des Thermes Marins
(Spa) and the Monte-Carlo Sporting Club. SBM is majority-owned by the Principality of Monaco and is traded on the Paris Stock exchange under the symbol BAIN.

Wynn Resorts is a developer of casino hotel resorts. Currently, Wynn Resorts is developing Le Reve, intended to be the preeminent luxury hotel casino in Las Vegas. The 2,701-room facility is anticipated to open in April 2005. Wynn Resorts, through its 82.5 percent ownership of Wynn Macau, also has been granted a concession to operate casino gaming properties in Macau, a special administrative region of the People's Republic of China and an established gaming market for over 40 years. Macau is located 37 miles southwest of Hong Kong. Wynn Resorts is traded on the NASDAQ National Market under the symbol WYNN.

This press release contains "forward-looking statements" within the meaning of the U.S. federal securities law. The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect Wynn Resorts' future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2002.

Contact: Wynn Resorts, Limited
Samanta Hegedus
VP Investor Relations
Phone #: (702) 733-4520
investorrelations@wynnresorts.com

Contact: S.B.M.
Yves de Toytot

Chief Financial Officer
Phone #: + 377 92 16 62 26